Exhibit 10.4

CONSULTING AGREEMENT

THIS AGREEMENT (“Agreement”) is made effective January 13, 2020 between Basanite Industries, Inc., (hereinafter referred to as “Basanite”) having a place of business at 2041 NW 25th Avenue, Pompano Beach, FL 33069, and Simon Kay, (hereinafter referred to as (“ Consultant”)), having a place of business at 8001 NW 66th Terrace, Parkland, FL 33067.

Basanite is desirous of developing a consulting arrangement with Consultant and has Confidential Information relating to its Basalt composite rebar product lines; its manufacturing processes; its business operations; and related technical, commercial or business matters relating to any Basanite products;

Consultant is desirous of developing a consulting arrangement with Basanite;

During the course of normal business, Consultant will provide consulting services to Basanite in the area(s) of business, financial and strategic planning; business development; operations; and other related areas (“Project”);

Consultant, intending to be legally bound, has knowingly and voluntarily entered into and agrees to observe, perform and be bound by the Non-Disclosure Agreement (“NDA”) attached hereto.

The parties agree as follows:

1.       “CONFIDENTIAL INFORMATION” as defined within the attached NDA, is any information disclosed to Consultant by Basanite relating to the above identified subject areas and the Project. The confidentiality obligation stated here and within the NDA shall not extend to any information that has been or is hereafter publicly disclosed without a violation of this Agreement, information which is already in the public domain as is established by reference to published text books, articles, issued patents and the like, or information known to Consultant prior to disclosure from Basanite as is established by reference to Consultant’s business records in existence prior to such disclosure.

2.       Unless otherwise expressly authorized by Basanite, Consultant agrees for a period of seven (7) years from the expiration of this Agreement to retain the CONFIDENTIAL INFORMATION in confidence by exercising reasonable care to prevent disclosure of CONFIDENTIAL INFORMATION to any third party and to not use CONFIDENTIAL INFORMATION for any purpose other than as intended by Basanite. However, CONFIDENTIAL INFORMATION which is a trade secret shall remain confidential under this Agreement for such period of time as it remains a trade secret or qualifies as a trade secret under applicable law. In addition, unless mutually agreed to in writing, the parties agree that CONFIDENTIAL INFORMATION shall include this agreement and the relationship between the parties. The standard of reasonable care imposed on Consultant for protecting CONFIDENTIAL INFORMATION accepted from Basanite will be that degree of care that Consultant normally uses to protect against unauthorized disclosure, publication or dissemination of its own confidential information, but not less than reasonable care.

3.       Upon request of Basanite, Consultant agrees to promptly return to Basanite all copies of writings and hardware in its possession containing CONFIDENTIAL INFORMATION. If any writing or hardware has been destroyed, an adequate response to a return request therefore by Basanite will be written notice verifying such destruction and executed by Consultant.

4.       In the event that Consultant is obligated to produce such CONFIDENTIAL INFORMATION as a result of a court order or pursuant to governmental action and Basanite shall have been given notice and an opportunity to appear and object to such disclosure but is unsuccessful, then Consultant may produce such CONFIDENTIAL INFORMATION as is required by the court order or governmental action.

5.       Nothing contained herein, nor information disclosed as a result of this agreement, shall be considered an offer for sale by Basanite. However, with regard to copyrights, the parties realize that a limited number of copies may be necessarily made by Consultant in order for Consultant to adequately use such CONFIDENTIAL INFORMATION for the Project. As such, a non-exclusive, non-royalty bearing license is hereby granted to each party by the other, under each party’s copyrights covering the CONFIDENTIAL INFORMATION, to make copies as reasonably required for the Project, provided that all proprietary legends and notices on the originals are also reproduced on such copies and that each copy is controlled by their receiving party as originals, in accordance with the terms of this Agreement.

6.       All proprietary rights with respect to any tangible thing or novel concept discovered by either party, either alone or jointly, as a result of the relationship established by this Agreement, shall be assigned to and belong exclusively to Basanite, including patent rights, copyright rights, trademark rights and trade secret rights. Consultant agrees that all such works are considered a “Work Made for Hire” for the benefit of Basanite under any applicable US and foreign intellectual property laws, and in the event that any work so created is not found to be a Work Made for Hire for the benefit of Basanite, Consultant hereby assigns all of its rights therein to Basanite immediately upon creation, and further waives any moral rights and rights of attribution therein.

The parties agree however that Consultant is not exclusively providing its services or products to Basanite during the term of this Agreement and accordingly, any tangible thing or novel concept created by Consultant independent of the parties relationship established in this Agreement and without using any of Basanite’s CONFIDENTIAL INFORMATION, shall remain the sole and separate property of Consultant, provided that Consultant agrees to specifically identify such separate tangible thing or novel concept in advance of bringing such to Basanite. Consultant further agrees to provide reasonable notice to Basanite of the existence of such works that are currently in existence and that may come into existence during the term of this Agreement. Consultant agrees to execute and deliver to Basanite such instruments of assignment or other documents as its legal counsel requests in connection with the perfection, protection or enforcement of its rights hereunder. Consultant hereby agrees to deliver all Basanite Intellectual Property and Basanite Property or such documentation to Basanite within seven (7) days of any written request by Basanite for the same.

7.       Specific Project goals, milestones and payment terms shall be outlined in the attached Statement of Work (“SOW”).

8.       Consultant shall not work with or consult for direct competitors to Basanite or for competitors where Basanite has documented plans to enter a market, during this Agreement and for a period of two (2) years following the termination of this Agreement. In the situation where the application of this section is not clear, Consultant agrees to notify Basanite, and Basanite will make a good-faith determination after discussing the issue with Consultant and will notify Consultant within 10 days.

9.       This Agreement shall apply in lieu of and notwithstanding any specific legend or statement associated with any particular information or data exchanged.

10.       Consultant may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Basanite, except that Consultant may assign any of its rights and delegate any of its obligations under this Agreement to an Affiliate. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Consultant. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10. “Affiliate” shall mean with respect to any person or entity (herein the “first party”), any other person or entity that directly or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the outstanding voting securities of such person or entity.

11.       This agreement may be terminated, without cause, by either Party upon not less than one (1) month prior written notice to the other party. Termination of this Agreement will not affect the obligations of the parties with respect to CONFIDENTIAL INFORMATION which was disclosed hereunder prior to termination. This Agreement shall automatically continue in one (1) quarter terms unless the party wishing to terminate the agreement provides the above- referenced prior written notice.

12.       Nothing in this Agreement shall be construed as making either Party the partner, joint venturer, agent, employer, or employee of the other Party. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, except as provided for herein or authorized in writing by the Party to be bound.

13.       This Agreement shall be governed by and construed under the laws of the State of Florida without regard to its conflict of laws provisions. The Parties hereby submit to the jurisdiction of, and waive any venue objections to, the United States District Court for Florida.

14.       Warranty: Each Party warrants that it has the right to enter into this agreement and that its performance of this Agreement will not violate any agreement between it and any third party. In addition, each Party warrants that it has the right to make disclosures under this Agreement. NO OTHER WARRANTIES ARE MADE BY EITHER PARTY UNDER THIS AGREEMENT. ANY INFORMATION EXCHANGED UNDER THIS AGREEMENT IS PROVIDED “AS IS”.

15.       Consultant acknowledges that any Information provided or received under this Agreement may be subject to government export control laws and regulations and Consultant agrees that it will strictly comply with all applicable requirements under such laws and regulations. As such, Consultant warrants and undertakes that it will not export or transfer by any means, electronic or otherwise, any Information without complying in all respects with the applicable export control legislation, codes of conduct, the relevant export license(s), guidelines, notices and/or instructions in relation to any such export or transfer of Information.

16.       All additions or modifications to this Agreement must be made in writing and must be signed by both parties. Basanite and Consultant each agree that the other party may rely on a facsimile or electronic copy of the signed Agreement in proceeding in connection with the matters set forth herein, and that upon the exchange of such executed signatures, electronic or otherwise, this Agreement shall be binding between Basanite and Consultant, whether or not hard copies of this Agreement are ever exchanged between Basanite and Consultant.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

CONSULTANT		BASANITE INDUSTRIES, INC.

By:	/s/ Simon R. Kay	By:	/s/ Michael V. Barbera

Print:	Simon R. Kay	Print:	Michael V. Barbera

Title:	Consultant	Title:	Chairman of the Board

Statement of Work
To the Consulting Agreement	APPENDIX A

Consulting Statement of Work

This Statement of Work ("SOW") is entered between Basanite Industries, Inc. ("Basanite") and Simon Kay ("Consultant") in connection with the parties existing Consulting Agreement (dated January 13, 2020), and shall be effective as of the Effective Date below.

Effective Date:	June 1, 2020

Amended:	September 16, 2020

Duration:	Until terminated by either party

Prior Agreement:	Acceptance of this proposal will supersede the prior Statement of Work in its entirety

Job Description:	Acting Interim President and Chief Executive Officer

Reports to:	Mike Barbera, Chairman of the Board of Directors, Basanite, Inc.

Commercial Terms:	Agreed rate:	$150.00 per hour
	Retainer (minimum):	20 hours per week

Payment Terms:	Paid concurrently with Basanite regular payroll schedule

Consultant shall submit bi-weekly time logs detailing all time spent, along with any business related expenses, for approval. Time logs shall be submitted to accounting no later than Tuesday of each payroll week.

Business Expenses:	Travel- any required business travel will be coordinated with Basanite in advance and subject to Basanite's Travel Policy. Basanite will pay for any requested Consultant travel and business-related expenses. Any other business expenses shall be paid upon mutual reconciliation.

Termination:	Either party may terminate this agreement at any time subject to 4 weeks prior written notice or sooner by mutual agreement.

By signing below, the Consultant and Basanite agree to the terms provided herein. Any amendments to this SOW must be in a separate written document signed by both parties.

Basanite, Inc.	Consultant

By: /s/ Michael V. Barbera	By: /s/ Simon R. Kay
Name: Michael V. Barbera	Name: Simon R. Kay
Title: Chairman of the Board	Title: Consultant